Exhibit 99.1

Net Asset Value

VistaOne, L.P. (the “Fund”) calculates net asset value by deducting all accrued fees, expenses and other liabilities of the Fund from the fair value of investments, determined in accordance with valuation policies and procedures approved by the Fund’s General Partner, and other assets and receivables held by the Fund. The Fund’s transactional net asset value (“Transactional NAV”) is calculated for purposes of establishing the price at which subscriptions and repurchases of the Fund’s limited partnership units (the “Units”) are made. Transactional NAV per Unit differs from the Fund’s net asset value per Unit for financial reporting purposes as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP NAV”).

The following table provides details of the major components of the Fund’s Transactional NAV as of December 31, 2025(1):

Components of Transactional NAV
Investments at fair value (cost of $798,989)	$980,481
Cash and cash equivalents	369,333
Other assets	1,278
Other liabilities(2)	—
Accrued performance participation allocation	(27,703)
Accrued servicing fees(3)	(608)
Management fee payable	(1,578)

Transactional NAV	$1,321,203

Number of Units outstanding	42,663,552

(1)
Dollars in thousands.
(2)
Pursuant to an expense support agreement with VEPF Management, L.P. (the “Manager”), organizational, offering and certain operating fund expenses advanced on the Fund’s behalf by the Manager are recognized as a reduction to Transactional NAV, ratably over 60-months, beginning on April 1, 2026.
(3)
Servicing fees are charged to Class A-B, Class A-D, Class A-S, Class B, Class D and Class S Units. Servicing fees are recognized as a reduction to Transactional NAV on a monthly basis as such fees are accrued. For GAAP NAV, the Fund’s cost of unitholder servicing fees are accrued for the estimated life of the Units as an offering cost at the time the Class A-B, Class A-D, Class A-S, Class B, Class D and Class S Units are sold.

The following table provides details of Transactional NAV and the Transactional NAV per Unit by class as of December 31, 2025:

	Class A-B Units	Class A-D Units	Class A-I Units	Class A-S Units	Class E Units	Total
Transactional NAV(1)	$256,693	$24,326	$736,953	$290,197	$13,034	$1,321,203
Number of outstanding Units	8,305,934	785,642	23,756,267	9,414,854	400,855	42,663,552
Transactional NAV per Unit	$30.90	$30.96	$31.02	$30.82	$32.52

(1)
Dollars in thousands.

Reconciliation of GAAP NAV to Transactional NAV

The following table reconciles the Fund’s GAAP NAV to Transactional NAV as of December 31, 2025(1):

GAAP NAV	$1,284,665
Adjustments:
Organizational, offering and other fund expenses(2)	19,328
Accrued servicing fees(3)	17,210
Deferred tax liabilities of certain taxable intermediate entities(4)	—

Transactional NAV	$1,321,203
(1)
Dollars in thousands.
(2)
Represents an adjustment to reflect the recognition of organizational, offering and other fund expenses ratably over the 60-month reimbursement period beginning on April 1, 2026.
(3)
Represents a reduction to reflect servicing fees related to Class A-B, Class A-D and Class A-S Units as they are accrued for on a monthly basis.
(4)
The Fund currently does not have any tax liabilities of certain taxable intermediate entities through which the Fund holds portfolio companies that are contingent upon the expected manner of divestment of the associated underlying portfolio company and are not reasonably expected to be recognized by the Fund.